Exhibit 5.9

[Letterhead of Kutak Rock LLP]

June 22, 2012

Community Choice Financial Inc.

7001 Post Road, Suite 200

Dublin, Ohio 43016

Re:                               Exchanges Notes under the Indenture

Ladies and Gentlemen:

We have acted as special Missouri (“State”) counsel to Cash Central of Missouri, LLC, a Missouri limited liability company (the “Company”), a wholly owned subsidiary of Community Choice Financial, Inc. (“CCFI”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange of up to $395,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2019 (the “Exchange Notes”) of CCFI for an equal principal amount of 10.75% Senior Secured Notes due 2019 of CCFI outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture (defined below). The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors party to the Indenture, including the Company.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Indenture.

In connection with the opinions expressed herein, we have examined such documents, records, and matters of law as we have deemed necessary for the purposes of such opinions.  We have examined the following:

(1)                                  an executed copy of the Indenture dated as of April 29, 2011 (“Original Indenture”), by and among CCFI, the subsidiaries of CCFI identified therein, and U.S. Bank National Association, as Trustee and Collateral Agent (“U.S. Bank”), as amended by that certain First Supplemental Indenture dated as of April 1, 2012 (“First Supplemental Indenture”), by and among the Company, CCFI, the subsidiaries of CCFI identified therein, and U.S. Bank (collectively, with the Original Indenture, the “Indenture”);

(2)                                  a form of the Global Note executed by CCFI in favor of CEDE & CO;

(3)                                  a copy of the Articles of Organization of the Company, which has been issued by the Secretary of State for the State and certified to us by an authorized Officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(4)                                  an executed copy of the Amended and Restated Operating Agreement of the Company dated as of April 1, 2012, which has been certified to us by an authorized Officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(5)                                  a copy of a certificate, dated as of June 11, 2012, of the Secretary of State for the State of as to the good standing in the State of the Company as of the applicable date set forth in such certificate, together with a bring down certification from CT Corporation dated as of June 22, 2012;

(6)                                  an executed copy of the Joint Unanimous Written Consent of the Managers or Directors of the Subsidiaries of Community Choice Financial Inc. delivered to us in connection with this opinion letter (the “Consent”); and

(7)                                  the Omnibus Secretary’s Certificate of Subsidiary Guarantors of Community Choice Financial Inc. dated April 1, 2012, and the Omnibus Secretary’s Certificate of Subsidiary Guarantors of Community Choice Financial Inc. dated June 22, 2012, delivered to us in connection with this opinion letter (collectively, the “Certificates”).

The documents described in items (1) and (2) above are referred to herein collectively as the “Documents”.  The organizational documents described in items (3) and (4) above are referred to herein collectively as the “Certified Organizational Documents,” and the certificate described in item (5) above is referred to herein as an “Official Status Certificate.”

Assumptions

In rendering this opinion, we have assumed, without investigation, verification or inquiry that:

(a)          with respect to the Original Indenture, we reviewed the final document in its entirety as presented for our review and there have been no changes, amendments or supplements thereto (other than the First Supplemental Indenture) or changes in facts or circumstances which relate thereto which would effect the opinions set forth herein;

(b)     with respect to each of the parties to the Documents (other than the Company) at the time of execution and delivery of the Documents:  (i) such parties are or were duly organized, validly existing and in good standing within its applicable jurisdiction of organization; (ii) such parties have or had the necessary power, authority and right to enter into, execute and deliver, and to perform, observe and be bound by its obligations under the Documents; (iii) the transactions contemplated in the Documents have been duly authorized by such parties; (iv) the Documents have been duly executed, delivered and accepted by such parties; and (v) the Documents constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms;

(c)          all natural persons who are signatories to the Documents were legally competent at the time of execution; all signatures on the Documents and the other documents reviewed by us are genuine; and all copies of all documents submitted to us are accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original;

(d)         the certifications, representations, warranties and statements of fact of the Company and any other party, as the case may be, set forth in the Documents, Certified Organizational Documents, Official Status Certificate and Certificates are true, correct and accurate;

(e)          there have been no undisclosed modifications of any provision of the Documents reviewed by us in connection with the rendering of this opinion and no undisclosed waiver of any right or any remedy contained in such Documents;

(f)            the parties to the Documents and their successors and assigns: (i) will act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Documents; (ii) will not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) will comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Documents;

(g)         the exercise of any rights or enforcement of any remedies under the Documents would not be unconscionable, result in a breach of the peace, or otherwise be contrary to public policy;

(h)         there has been no mutual mistake of fact or fraud or duress with respect to the Documents or the transaction that is the subject matter of this opinion;

(i)             there exists or existed valid, lawful and enforceable consideration for the parties thereto to enter into the Documents and perform the transactions contemplated thereby;

(j)             there are no written or oral terms and conditions agreed to by and between the parties to the Documents, nor course of prior dealings between the parties, that vary or could be deemed to vary the truth, completeness, correctness, validity, or effect of any of the Documents in any material manner; and

(k)          the transactions contemplated by the Documents that were consummated prior to or on the date hereof have been consummated prior to or simultaneously with the delivery of this opinion letter.

Furthermore, in connection with the opinion expressed in the first sentence of paragraph (1) below, we have relied solely upon the Certified Organizational Documents and Official Status Certificate, and without independent investigation or verification, as to the factual matters and the legal and factual conclusions set forth therein.

With respect to the opinions below, (i) we express no opinion whatsoever with respect to special, local, state and federal laws and regulations not applicable to business organizations generally, including, without limitation:  (a) the statutes administered by, the rules and regulations of, and matters subject to the jurisdiction of the Federal Trade Commission, the Consumer Financial Protection Bureau, the Federal Reserve Board, the United States Department of the Treasury, and any comparable state or local governmental authority or agency; and (b) certain federal, state, and local laws, rules and regulations, and orders of governmental agencies or regulatory bodies governing check cashing services, short-term loan products (including deferred presentment, payday loans, line of credit loans, and title loans), and prepaid debit cards and related services (collectively, the “Special Laws”) or the business activities of the Company subject thereto; and (ii) our opinions are limited to only those laws and regulations (excluding the Special Laws) that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

Opinion

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

1.                                       The Company is a limited liability company existing and in good standing under the laws of the State as of June 22, 2012.  As of the date of the First Supplemental Indenture, the Company had all requisite limited liability company power and authority, and had obtained all requisite organizational, third party and governmental authorizations, consents and approvals under its Certified Organizational Documents to enable it to execute and deliver the First Supplemental Indenture. As of the date hereof, the Company has all requisite limited liability company power and authority, and has obtained all requisite organizational, third party and governmental authorizations, consents and approvals under its Certified Organizational Documents to enable it to perform its guaranty obligations under the Indenture.

2.                                       The Company’s guaranty obligations under the Indenture have been authorized by all necessary limited liability company action of the Company under the laws of the State.

Qualifications and Limitations

The opinions set forth above are subject to the following qualifications and limitations:

(a)          This opinion is limited by bankruptcy, insolvency, liquidation, reorganization, fraudulent conveyance, recharacterization, suretyship, and similar federal and state laws affecting debtors, creditors’ rights, and sureties generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the application of such principles is considered in a proceeding in equity or at law).  In this regard, we call to your attention those provisions of Section 548 of the United States Bankruptcy Code that permit a bankruptcy trustee to avoid any conveyance made by a bankrupt debtor within two (2) years of the commencement of its bankruptcy proceeding where such debtor did not receive reasonably equivalent value in exchange for the conveyance.  We express no opinion on (i) whether the Company is receiving any value whatsoever in exchange for its execution of the Indenture (or the Company’s guaranty obligations under the Indenture), or (ii) whether the Company’s guaranty obligations under the Indenture may or may not be avoided pursuant to 11 U.S.C.A. §548.

(b)         For purposes of our opinions above, we have assumed that the Company’s obligations under the Documents are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes and necessary or convenient to the conduct, promotion, or attainment of its business.

(c)          Except as set forth above, we express no opinion as to the validity or enforceability of any provision in the Documents.  We express no opinion as to any choice of law or choice of judicial forum provisions contained in any of the Documents.

(d)         Our opinion as to the enforceability of the Company’s guaranty obligations under the Indenture is further qualified to the extent (i) that judicial decisions may permit the introduction of extrinsic evidence to modify or supplement the terms, or to aid in the interpretation, of the Documents; and (ii) that any choice of law provisions in the Documents are determined to be against public policy of the State or if it is determined that there are not sufficient contacts with the State.

(e)          We express no opinion as to the enforceability of any provisions of the Documents: (i) relating to self-help; (ii) relating to any agreement to waive a jury trial or to control the venue or jurisdiction of any future litigation between the parties; (iii) relating to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases or legal or equitable discharge of defenses, liquidated damages or penalties; (iv) the availability of specific performance or other equitable remedies; and (v) the enforceability of rights to indemnity under federal or state securities laws.  The provisions regarding the remedies available to U.S. Bank in its capacity as Trustee and Collateral Agent in the case of a default or otherwise, as set forth in the Documents, are subject to any available defenses and to procedural requirements which are not necessarily reflected therein and which may affect and/or restrict the rights and remedies stated to be available to U.S. Bank.

(f)            We express no opinion as to the validity or enforceability of any power of attorney purportedly granted by the Documents, whether or not coupled with an interest

(g)         Except as expressly stated herein, we express no opinion as to the enforceability of any provisions of the Documents: (i) relating to summary remedies without consent, notice or opportunity for hearing or cure; (ii) purporting to establish evidentiary standards; (iii) whereby any party waives statutory, procedural, substantive or constitutional rights (or the delay or omission of enforcement thereof); (iv) which purport to control the venue of any future litigation between the parties; (v) which impose continued liability or that survive following the collection or repayment of the obligations secured by the Documents; (vi) relating to waiver of remedies, including punitive or exemplary damages (or the delay or omission of enforcement thereof), or to disclaimers, liquidated damages, liability limitations with respect to third parties, releases of other legal or equitable rights, or the discharge of defenses to the extent such provisions may be prohibited by law or deemed contrary to public policy; (vii) which exclude, waive or limit the liability of any party for its own negligence, gross fault, intentional fault, unlawful actions, or for causing physical injury to the other party; (viii) requiring the payment of attorneys’ fees and expenses in an amount in excess of reasonable attorneys’ fees and expenses actually incurred or any provision which allows for the collection of both attorneys’ fees and collection fees; (ix) prohibiting the oral modification of such documents, or the enforceability of any provision in the Documents requiring that waivers of provisions in such documents be in writing; and (x) the enforceability of any provision of the Documents providing for the right to injunctive relief without a showing of irreparable harm or injury.

(h)         We express no opinion as to the enforceability of any provisions in any Document which purports to change or waive the right to a jury trial, any rules of evidence, trial rules, statutory or constitutional rights, or waive or fix any statute of limitations or the method or quantum of proof to be applied in litigation or similar proceedings.

(i)             We give no opinion as to any consumer transaction or whether or not the Company is a transmitting utility, and, for purposes of this opinion, we assume that the Company is not a transmitting utility.

(j)             The opinions expressed herein are limited to the laws of the State, as currently in effect, and are based on the assumption that, notwithstanding the choice of law provisions in the Documents, Missouri law will govern the enforceability of the Indenture against the Company.

(k)          We express no opinion whatsoever with respect to the Special Laws and the business activities of the Company subject thereto.  In addition, we express no opinion as to: (i) federal or state environmental, pension or benefit, labor, antitrust or unfair competition, or security laws, rules or regulations, or any “blue sky” laws, rules or regulations, including, without limitation, the Securities Act of 1933, as amended, the Securities Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended in connection with the Documents; (ii) the statutes, ordinances, administrative decisions, rules, regulations, or requirements of any county, municipality, subdivision, or local authority of any jurisdiction; and (iii) federal or state tax laws, including, without limitation, franchise, income, transfer, sales, use, or mortgage taxes.

(l)             We express no opinion as to any document, instrument, agreement or matter or the content thereof which is incorporated by reference into the Documents.

(m)       Whenever the terms “to our knowledge” or “known to us” or the like terms appear herein, such terms mean, with respect to any factual matters, to the actual knowledge of the individual lawyers in our firm who have devoted substantial attention to this matter.

(n)         Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion is rendered as of the date first written above.  We assume no obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinions expressed herein.  This opinion constitutes an expression of our professional legal opinion on the matters set forth herein, and is not a guaranty of any particular result.

The opinions expressed herein are solely for the benefit of the addressee hereof in connection with the transaction contemplated by the Documents.  The opinions expressed in this letter may not be relied upon, in whole or part, by the addressee hereof or its counsel for any other purpose, or relied upon by any other person, firm or corporation for any purposes, without prior express written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.9 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Kutak Rock LLP